                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement [ ] Confidential, for Use of the Commission Only
                                    (as Permitted by Rule 14a-6(e)(2))
[x] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 VERISIGN, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


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     (Name of Person(s) Filing Proxy Statement, if other than the Registrant

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to
    Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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(4) Proposed maximum aggregate value of transaction:

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(5) Total fee paid:

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

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(2) Form, Schedule or Registration Statement No.:

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(3) Filing Party:

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(4) Date Filed:

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

[LOGO] VERISIGN

VeriSign, Inc.
487 East Middlefield Road
Mountain View, California 94043-4047

April 10, 2002

To Our Stockholders:

   You are cordially invited to attend the 2002 Annual Meeting of Stockholders of VeriSign, Inc. to be held at our corporate offices, located at 487 East Middlefield Road, Mountain View, California on Tuesday, May 21, 2002 at 10:00 a.m., Pacific time.

   The matters expected to be acted upon at the meeting are described in detail in the following Notice of the 2002 Annual Meeting of Stockholders and Proxy Statement.

   It is important that you use this opportunity to take part in the affairs of VeriSign, Inc. by voting on the business to come before this meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. Returning the Proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

   We look forward to seeing you at our 2002 Annual Meeting of Stockholders.

                                          Sincerely,

                                          /s/ STRATTON D. SCALVOS

                                          Stratton D. Sclavos
                                          President, Chief Executive Officer
                                          and Chairman of the Board

                               [LOGO] VERISIGN

                                VERISIGN, INC.
                           487 East Middlefield Road
                     Mountain View, California 94043-4047

                               -----------------

               Notice Of The 2002 Annual Meeting Of Stockholders

                               -----------------

TO OUR STOCKHOLDERS:

   NOTICE IS HEREBY GIVEN that the 2002 Annual Meeting of Stockholders of VeriSign, Inc. will be held at our corporate offices, located at 487 East Middlefield Road, Mountain View, California on Tuesday, May 21, 2002 at 10:00 a.m., Pacific time. The 2002 Annual Meeting of Stockholders is being held for the following purposes:

      1. To elect two Class I directors of VeriSign, each to serve a three-year term, or until his successor has been elected and qualified or until his earlier resignation or removal.

      2. To approve amendments to VeriSign's 1998 Equity Incentive Plan to increase the number of shares issuable thereunder by an aggregate of 10,000,000 shares, increase the annual grant limit thereunder, and prohibit repricing of options without stockholder approval.

      3. To ratify the selection of KPMG LLP as independent auditors for VeriSign for the year ending December 31, 2002.

      4. To transact such other business as may properly come before the meeting or any adjournment thereof.

   The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

   Only stockholders of record at the close of business on March 22, 2002 are entitled to notice of and to vote at the 2002 Annual Meeting of Stockholders or any adjournment thereof.

                                          By Order of the Board of Directors,

                                          /s/ JAMES M. ULAM

                                          James M. Ulam
                                          Secretary

Mountain View, California
April 10, 2002

    WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

                               TABLE OF CONTENTS

                                                                                     Page
                                                                                     ----
Proxy Statement for the 2002 Annual Meeting of Stockholders:
   Proposal No. 1--Election of Directors............................................   3
   Proposal No. 2--Amendments to the 1998 Equity Incentive Plan.....................   7
   Proposal No. 3--Ratification of Selection of Independent Auditors................  13
   Security Ownership of Certain Beneficial Owners and Management...................  14
   Executive Compensation...........................................................  17
   Summary Compensation Table.......................................................  17
   Option Grants in Fiscal Year 2001................................................  19
   Aggregate Option Exercises in Fiscal Year 2001 and Fiscal Year-End Option Values.  20
   Compensation Arrangements with Executive Officers................................  20
   Report of the Compensation Committee.............................................  21
   Stock Price Performance Graph....................................................  24
   Report of the Audit Committee....................................................  24
   Audit and Non-Audit Fees.........................................................  26
   Certain Relationships and Related Transactions...................................  27
   Stockholder Proposals for the 2003 Annual Meeting of Stockholders................  28
   Section 16(a) Beneficial Ownership Reporting Compliance..........................  28
   Other Business...................................................................  29

Communicating with VeriSign.........................................................  30

                               [LOGO] VERISIGN

                                VERISIGN, INC.
                           487 East Middlefield Road
                     Mountain View, California 94043-4047

                               -----------------

                                PROXY STATEMENT
                  FOR THE 2002 ANNUAL MEETING OF STOCKHOLDERS

                               -----------------

                                April 10, 2002

   The accompanying proxy is solicited on behalf of the Board of Directors of VeriSign, Inc., a Delaware corporation, for use at the 2002 Annual Meeting of Stockholders (the "Meeting") to be held at its corporate offices located at 487 East Middlefield Road, Mountain View, California on Tuesday, May 21, 2002 at 10:00 a.m., Pacific time. Only holders of record of our common stock at the close of business on March 22, 2002, which is the record date, will be entitled to vote at the Meeting. At the close of business on the record date, we had 237,944,676 shares of common stock outstanding and entitled to vote. All proxies will be voted in accordance with the instructions contained therein and, if no choice is specified, the proxies will be voted in favor of the nominees and the proposals set forth in the accompanying Notice of the Meeting and this proxy statement. This proxy statement and the accompanying form of proxy were first mailed to stockholders on or about April 10, 2002. An annual report for the year ended December 31, 2001 is enclosed with this proxy statement.

Voting Rights

   Holders of VeriSign's common stock are entitled to one vote for each share held as of the record date.

Vote Required to Approve the Proposals

   With respect to Proposal No. 1, two (2) directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the Meeting and voting on the election of directors. Proposal No. 2 requires for approval the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Meeting.

   None of the proposals are conditional upon the approval of any of the other proposals by the stockholders.

Votes Needed for a Quorum, Effect of Abstentions and Broker Non-Votes

   A majority of the shares of common stock outstanding on the record date will constitute a quorum for the transaction of business at the Meeting. For purposes of the quorum and the discussion above regarding the vote necessary to take stockholder action, stockholders of record who are present at the meeting in person or by proxy and who abstain, including brokers holding customers' shares of record who cause abstentions to be recorded at the Meeting, are considered stockholders who are present and entitled to vote and they count toward the quorum.

   Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. "Broker non-votes" means the votes that could have been cast on the matter in question if the brokers had received their customers' instructions, and as to which the broker has notified VeriSign on a proxy form in accordance with industry practice or has otherwise advised VeriSign that it lacks voting authority.

   Abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors. Abstentions are considered shares entitled to vote on the amendments to VeriSign's 1998 Equity Incentive Plan and therefore will have the effect of a vote against this proposal. Broker non-votes are not considered shares entitled to vote on the amendments to VeriSign's 1998 Equity Incentive Plan and therefore will not be taken into account in determining the outcome of the vote on this proposal.

Adjournment of Meeting

   In the event that sufficient votes in favor of the Proposals are not received by the date of the Meeting, the persons named as proxies may propose one or more adjournments of the Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy at the Meeting.

Expenses of Soliciting Proxies

   VeriSign will pay the expenses of soliciting proxies to be voted at the Meeting. Following the original mailing of the proxies and other soliciting materials, we and/or our agents may also solicit proxies by mail, telephone, telegraph or in person. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our shares forward copies of the proxy and other soliciting materials to persons for whom they hold shares and request authority for the exercise of proxies. In such cases, we will reimburse the record holders for their reasonable expenses if they ask us to do so.

Revocability of Proxies

   Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the Meeting or at the Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by any of the following methods:

  . a written instrument delivered to VeriSign stating that the proxy is revoked;

  . a subsequent proxy that is signed by the person who signed the earlier proxy and is presented at the Meeting; or

  .  attendance at the Meeting and voting in person.

   Please note, however, that if a stockholder's shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Meeting, the stockholder must bring to the Meeting a letter from the broker, bank or other nominee confirming that stockholder's beneficial ownership of the shares.

                                PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

   VeriSign's Amended and Restated Bylaws currently authorize no fewer than six and no more than nine directors. VeriSign's Board of Directors is currently comprised of eight directors. The Bylaws divide the Board of Directors into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. One class of directors is elected by the stockholders at each annual meeting to serve a three-year term or until their successors are duly elected and qualified. The Class I directors, Mr. Kriens and Mr. Sclavos, will stand for reelection at the Meeting. The Class II directors, Mr. Compton, Mr. Cowan and Mr. Moore, will stand for reelection at the 2003 annual meeting and the Class III directors, Mr. Bidzos, Mr. Chenevich and Mr. Reyes, will stand for election or reelection at the 2004 annual meeting. If any nominee for any reason is unable to serve, or for good cause will not serve, as a director, the proxies may be voted for such substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable to serve, or for good cause will not serve, as a director.

Directors/Nominees

   The names of the nominees for election as Class I directors at the Meeting and of the incumbent Class II and Class III directors, and certain information about them, are included below.

Name                                       Age Position
----                                       --- --------
Nominees for election as Class I directors
for a term expiring in 2005:
Scott G. Kriens(1)                         44  Director
Stratton D. Sclavos                        40  President, Chief Executive Officer and Chairman
                                               of the Board

Incumbent Class II directors
with terms expiring in 2003:
Kevin R. Compton(1)                        43  Director
David J. Cowan(2)                          36  Director
Roger H. Moore                             60  Director

Incumbent Class III directors
with terms expiring in 2004:
D. James Bidzos(2)                         47  Vice Chairman of the Board
William L. Chenevich(1)                    58  Director
Gregory L. Reyes(2)                        39  Director

--------
(1) Member of the Audit Committee
(2) Member of the Compensation Committee

   Scott G. Kriens has been a Director of VeriSign since January 2001. Mr. Kriens has served as President, Chief Executive Officer and Chairman of the Board of Directors of Juniper Networks, a leading provider of Internet hardware and software systems, since October 1996. From April 1986 to January 1996, Mr. Kriens served as Vice President of Operation at StrataCom, Inc., a telecommunications equipment company, which he co-founded in 1986. Mr. Kriens received a B.A. in Economics from California State University, Hayward.

   Stratton D. Sclavos has served as President and Chief Executive Officer and as a director of VeriSign since he joined VeriSign in July 1995. In December 2001, he was named Chairman of the Board of Directors. From October 1993 to June 1995, he was Vice President, Worldwide Marketing and Sales of Taligent, Inc., a software development company that was a joint venture among Apple Computer, Inc., IBM and Hewlett-Packard. From May 1992 to September 1993, Mr. Sclavos was Vice President of Worldwide Sales and Business Development of GO Corporation, a pen-based computer company. Prior to that time, he served in various sales and marketing capacities for MIPS Computer Systems, Inc. and Megatest Corporation. Mr. Sclavos is a director of Intuit, Inc., Juniper Networks, Inc., Keynote Systems, Inc. and Marimba, Inc. Mr. Sclavos holds a B.S. degree in Electrical and Computer Engineering from the University of California at Davis.

   Kevin R. Compton has been a director of VeriSign since February 1996. He has been a general partner of Kleiner Perkins Caufield & Byers, a venture capital firm, since January 1990. Mr. Compton is a director of Citrix Systems, Inc. and ONI Systems Corp. Mr. Compton holds a B.S. degree in Business Management from the University of Missouri.

   David J. Cowan has been a director of VeriSign since its founding in April 1995. He has been a general partner of Bessemer Venture Partners, a venture capital investment firm, since August 1996. Previously, he was an associate with Bessemer Venture Partners from August 1992 to August 1996. He has also been a manager of Deer IV & Co. LLC, a venture capital investment firm, since August 1996. Mr. Cowan is a director of Keynote Systems, Inc. Mr. Cowan holds an A.B. degree in Mathematics and Computer Science and a M.B.A. degree from Harvard University.

   Roger H. Moore has been a Director of VeriSign since February 2002. He was President and Chief Executive Officer of Illuminet Holdings, Inc. from December 1995 until December 2001 when Illuminet was acquired by VeriSign. He was a member of the Board of Directors of Illuminet from July 1998 until December 2001. Mr. Moore is a director of Tut Systems, Inc. and Western Digital Corporation. Mr. Moore holds a B.S. degree in General Science from Virginia Polytechnic Institute and State University.

   D. James Bidzos has served as Vice Chairman of the Board of VeriSign since December 2001. He served as Chairman of the Board of VeriSign from April 1995 until December 2001 and served as Chief Executive Officer of VeriSign from April 1995 to July 1995. He served as President and Chief Executive Officer of RSA Data Security from 1986 to 1999. RSA, an encryption software company, was acquired by Security Dynamics Technologies, Inc. in July 1996 and has been a wholly-owned subsidiary of Security Dynamics since that time. Mr. Bidzos has been Vice Chairman of the Board of Directors of RSA since March 1999.

   William L. Chenevich has been a director of VeriSign since its founding in April 1995. Since February 2001, Mr. Chenevich has served as Vice Chairman of Technology and Operations for U.S. Bancorp. Prior to joining Firstar in April 1999, which recently acquired and assumed the name of US Bank, he was Group Executive Vice President of VISA International, a financial services company, from 1993 to February 1999. Mr. Chenevich is a director of Longs Drug Stores Corporation. Mr. Chenevich holds a B.B.A. degree in Business from City College of New York and a M.B.A. degree in Management from the City University of New York.

   Gregory L. Reyes has been a Director of VeriSign since April 2001. Since May 2001, Mr. Reyes has served as Chairman of the Board of Directors and Chief Executive Officer of Brocade Communications Systems, Inc. From July 1998 to May 2001, Mr. Reyes served as President and Chief Executive Officer and was a member of the Board of Directors of Brocade. From January 1995 to June 1998, Mr. Reyes was President and Chief Executive Officer of Wireless Access, Inc., a wireless data communications products company. From January 1995 to November 1997, Mr. Reyes served as Chairman of the Board of Directors of Wireless Access. Mr. Reyes holds a B.S. degree in Economics and Business Administration from Saint Mary's College, Moraga, California.

Board of Directors' Meetings and Committees

   The Board of Directors met eight (8) times, including telephone conference meetings, and took five (5) actions by written consent during 2001. No director attended fewer than 75% of the aggregate of the total
                                      4
number of meetings of the Board of Directors held during the period for which such director was a director and the total number of meetings held by all committees of the Board of Directors on which such director served during the period that such director served, except for Mr. Reyes who attended five of seven regular and special meetings of the Board of Directors held during his tenure on the Board of Directors in 2001.

   The Board of Directors has established an audit committee to meet with and consider suggestions from members of management, as well as VeriSign's independent auditors, concerning the financial operations of VeriSign. The audit committee also has the responsibility to review audited financial statements of VeriSign and consider and recommend the employment of, and approve the fee arrangements with, independent auditors for both audit functions and for advisory and other consulting services. The audit committee is currently comprised of Mr. Chenevich, Mr. Compton and Mr. Kriens. The audit committee met three (3) times during 2001.

   The Board of Directors has also established a compensation committee to review and approve the compensation and benefits for VeriSign's key executive officers. The compensation committee also administers VeriSign's stock purchase, equity incentive and stock option plans and makes recommendations to the Board of Directors regarding such matters. The compensation committee is currently comprised of Mr. Bidzos, Mr. Cowan and Mr. Reyes. The compensation committee met two (2) times during 2001.

Director Compensation

   Directors do not receive any cash fees for their service on the Board of Directors or any committee, but they are entitled to reimbursement of all reasonable out-of-pocket expenses incurred in connection with their attendance at Board of Directors and committee meetings. All board members are eligible to receive stock options under VeriSign's stock option plans, and outside directors receive stock options pursuant to automatic grants of stock options under the 1998 Directors Stock Option Plan. In 2001, VeriSign granted under the Directors Plan to each of Messrs. Bidzos, Chenevich, Compton and Cowan options to purchase 17,500 shares of its common stock with a weighted average exercise price of $55.48 per share, and to each of Mr. Kriens and Mr. Reyes an option to purchase 25,000 shares of its common stock with an exercise price of $61.81 and $34.44, respectively, per share.

   In October 1997, the Board of Directors adopted, and in January 1998 the stockholders approved, the 1998 Directors Stock Option Plan and reserved a total of 500,000 shares, as adjusted for stock splits, of VeriSign's common stock for issuance under that plan. In June 2000, the Board of Directors adopted and the stockholders approved to increase the number of shares reserved for issuance under the Directors Stock Option Plan by an additional 250,000 shares. As of December 31, 2001, options to purchase 475,000 shares of common stock had been granted under the Directors Stock Option Plan and 275,000 shares remained available for future grant. Members of the Board of Directors who are not employees of VeriSign, or any parent, subsidiary or affiliate of VeriSign, are eligible to participate in the Directors Stock Option Plan. The option grants under the Directors Stock Option Plan are automatic and nondiscretionary, and the exercise price of the options is 100% of the fair market value of the common stock on the date of grant. Each new director who is eligible to participate will initially be granted an option to purchase 25,000 shares on the date such director first becomes a director. These grants are referred to as "Initial Grants." On each anniversary of a director's Initial Grant or most recent grant if such director did not receive an Initial Grant, each eligible director will automatically be granted an additional option to purchase 12,500 shares if such director has served continuously as a member of the Board of Directors since the date of such director's Initial Grant or most recent grant if such director did not receive an Initial Grant. The term of such options is ten years. They will terminate seven months following the date the director ceases to be a director or, if VeriSign so specifies in the grant, a consultant of VeriSign (twelve months if the termination is due to death or disability). All options granted under the Directors Stock Option Plan will vest as to 6.25% of the shares each quarter after the date of grant, provided the optionee continues as a director or, if VeriSign so specifies in the grant, as a consultant of VeriSign. Additionally, immediately prior to the dissolution or liquidation of VeriSign or a "change in control" transaction, all options granted pursuant to the Directors Stock

Option Plan will accelerate and will be exercisable for a period of up to six months following the transaction, after which period any unexercised options will expire.

Compensation Committee Interlocks and Insider Participation

   No interlocking relationship exists between the Board of Directors or compensation committee and the board of directors or compensation committee of any other company.

   The Board Recommends a Vote "FOR" the Election of Each of the Nominated Directors.

                                PROPOSAL NO. 2
                 AMENDMENTS TO THE 1998 EQUITY INCENTIVE PLAN

   The following is a summary of the principal provisions of VeriSign's 1998 Equity Incentive Plan, or Equity Incentive Plan. This summary is qualified in its entirety by reference to the full text of the plan.

   Stockholders are being asked to approve amendments to the Equity Incentive Plan that would (i) increase the number of shares reserved and authorized for issuance thereunder by 10,000,000 shares to 44,000,000 shares, excluding any shares transferred from VeriSign's two predecessor plans, the 1995 Stock Option Plan and 1997 Stock Option Plan, (ii) approve an amendment to increase the maximum number of shares a person is eligible to receive in a calendar year pursuant to an award granted under the plan to 1,500,000 shares in the aggregate in any calendar year and (iii) eliminate the provision of the Equity Incentive Plan which permits the compensation committee to reprice outstanding options. These amendments are discussed more fully below.

Plan History

   In October 1997, the Board of Directors adopted, and in January 1998 the stockholders approved, the Equity Incentive Plan. In addition to the 8,000,000 shares reserved for issuance under the Equity Incentive Plan, all shares remaining available under two predecessor plans, the 1995 Stock Option Plan and the 1997 Stock Option Plan, were transferred to the Equity Incentive Plan. In March 1999, the Board of Directors approved, and in May 1999, the stockholders approved, an amendment to the Equity Incentive Plan to increase the number of shares reserved for issuance under the plan by 8,000,000 shares. In March 2000, the Board of Directors approved, and in June 2000, the stockholders approved, an amendment to the Equity Incentive Plan to increase the number of shares reserved for issuance under the plan by 10,000,000 shares. In April 2001, the Board of Directors approved, and in May 2001, the stockholders approved, an amendment to the Equity Incentive Plan to increase the number of shares reserved for issuance under the plan by 8,000,000 shares. As of December 31, 2001, options to purchase 24,803,136 shares of common stock had been granted under the Equity Incentive Plan and 7,820,417 shares (prior to amendment of the Equity Incentive Plan as described below) remained available for future grant. The Equity Incentive Plan authorizes the award of options, restricted stock awards and stock bonuses. Each of these is referred to as an Award.

Proposed Amendments to the Equity Incentive Plan

   In February 2002, the Board of Directors approved an amendment to the Equity Incentive Plan to increase the number of shares reserved and authorized for issuance thereunder by 10,000,000 shares. After amending the Equity Incentive Plan to increase by an aggregate of 10,000,000 shares the number of shares reserved and authorized for issuance under the plan, a total of 44,000,000 shares would be reserved and authorized for issuance, excluding any shares transferred from VeriSign's two predecessor plans, the 1995 Stock Option Plan and 1997 Stock Option Plan. The Board of Directors believes that the increase in the number of shares reserved under the Equity Incentive Plan proposed by this amendment is necessary in order to enable VeriSign to continue to use the grant of stock options and other Awards to retain and attract qualified employees and also to encourage stock ownership by Equity Incentive Plan participants, thereby aligning their interests with those of VeriSign's stockholders. VeriSign has no current plans or proposals to award any specific portion of the additional options authorized under this proposal to any specific person or class of persons.

   The Board of Directors also approved amending the Equity Incentive Plan to increase the maximum number of shares a person is eligible to receive in a calendar year pursuant to an Award grant under the plan. The Equity Incentive Plan currently provides that no person may receive Award grants of more than 400,000 shares in the aggregate in any year, other than new employees (including new employees who are also officers and directors) of VeriSign or any parent or subsidiary of VeriSign, who may receive Award grants up to a maximum of 1,000,000 shares in the aggregate in the calendar year in which they commence their employment. The Board of Directors approved increasing the limit for all persons to 1,500,000 shares. If the Proposal is approved by stockholders, no person may receive Award grants of more than 1,500,000 shares in the aggregate in any calendar year. The Board of Directors believes that this increase in the maximum number of shares a person is eligible to receive in a calendar year pursuant to an Award grant under the plan is necessary to enable VeriSign to continue to use the grant of stock options and other Awards to retain and attract qualified employees and to also encourage stock ownership by Equity Incentive Plan participants, thereby aligning their interests with those of VeriSign's stockholders.

   The Board of Directors approved a further amendment to the Equity Incentive Plan, which is also the subject of this Proposal, to eliminate the provision of the plan that permits the compensation committee to reprice outstanding options. Currently, the compensation committee may reduce the exercise price of outstanding options to a price not less than the exercise price of any other options that are then outstanding. If the Proposal is approved by stockholders, any future reduction in the exercise price of outstanding options would require the approval of the Board of Directors and the stockholders. The Board of Directors believes that the repricing of outstanding options should be subject to approval by stockholders, as well as the Board of Directors, and that the Proposal is in the best interests of VeriSign's stockholders.

Shares Subject to the Equity Incentive Plan

   An aggregate of 44,000,000 shares of VeriSign's common stock has been reserved by the Board of Directors for issuance under the Equity Incentive Plan, after approval of the amendment under this Proposal. If any option granted pursuant to the Equity Incentive Plan, or the predecessor 1995 Stock Option Plan or 1997 Stock Option Plan, expires or terminates for any reason without being exercised in whole or in part, or any Award terminates without being issued, or any Award is forfeited or repurchased by VeriSign at the original purchase price, the shares released from such Award will again become available for grant and purchase under the Equity Incentive Plan. This number of shares is subject to proportional adjustment to reflect stock splits, stock dividends and other similar events.

Administration

   The compensation committee, the members of which are appointed by the Board of Directors, administers the Equity Incentive Plan. The compensation committee currently consists of Mr. Bidzos, Mr. Cowan and Mr. Reyes, all of whom are "non-employee directors," as that term is defined in the Securities Exchange Act of 1934, and "outside directors," as that term is defined pursuant to
Section 162(m) of the Internal Revenue Code.

   Subject to the terms of the Equity Incentive Plan, the compensation committee determines the persons who are to receive Awards, the number of shares subject to each such Award and the terms and conditions of each such Award. The compensation committee has the authority to construe and interpret any of the provisions of the Equity Incentive Plan or any Awards granted thereunder.

Eligibility

   Employees, officers, directors and consultants of VeriSign, and of any subsidiaries and affiliates, are eligible to receive awards under the Equity Incentive Plan. Prior to amendment of the Equity Incentive Plan, no person is eligible to receive more than 400,000 shares of common stock in any calendar year under the plan, other than new employees of VeriSign, including directors and officers who are also new employees, who are eligible to receive up to a maximum of 1,000,000 shares of common stock in the calendar year in which they commence their employment with VeriSign. If the Proposal is approved by stockholders, the limit will be increased to 1,500,000 shares for all persons. As of February 28, 2002, approximately 3,566 persons were eligible to participate in the Equity Incentive Plan.

Stock Options

   The Equity Incentive Plan provides for the grant of both incentive stock options, or ISOs, that qualify under Section 422 of the Internal Revenue Code, and nonqualified stock options, or NQSOs. ISOs may be granted only to employees of VeriSign or of a parent or subsidiary of VeriSign. All awards other than ISOs may be granted to employees, officers, directors and consultants. The exercise price of ISOs must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of NQSOs must be at least equal to 85% of the fair market value of the common stock on the date of grant. The maximum term of options granted under the Equity Incentive Plan is ten years, although options are generally granted with a term of seven to ten years. Awards granted under the Equity Incentive Plan generally vest as to 25% of the shares on the first anniversary of the date of grant and as to 6.25% of the shares each of the next 12 quarters. Upon certain changes in control of VeriSign, this vesting schedule accelerates as to 50% of any shares that are then unvested for officers of VeriSign at the level of senior vice president and above and as to 100% of any shares that are then unvested for the President and Chief Executive Officer.

   The exercise price of options granted under the Equity Incentive Plan may be paid as approved by the compensation committee at the time of grant: (1) in cash (by check); (2) by cancellation of indebtedness of VeriSign to the participant; (3) by surrender of shares of VeriSign's common stock owned by the participant for at least six months and having a fair market value on the date of surrender equal to the aggregate exercise price of the option; (4) by tender of a full recourse promissory note; (5) by waiver of compensation due to or accrued by the participant for services rendered; (6) by a "same-day sale" commitment from the participant and a National Association of Securities Dealers, Inc., or NASD, broker; (7) by a "margin" commitment from the participant and a NASD broker; or (8) by any combination of the foregoing.

Termination of Options

   Options are generally exercisable for a period of seven to ten years. Options granted under the Equity Incentive Plan generally expire three months after the termination of the optionee's service, except in the case of death or disability, in which case the options generally may be exercised for up to 12 months following the date of death or termination of service due to disability. Options will generally terminate immediately upon termination for cause.

Restricted Stock Awards

   The compensation committee may grant restricted stock awards to purchase stock either in addition to, or in tandem with, other Awards under the Equity Incentive Plan, under such terms, conditions and restrictions as the compensation committee may determine. The purchase price for such Awards must be no less than 85% of the fair market value of VeriSign's common stock on the date of the Award. In the case of an Award granted to a 10% stockholder, the purchase price must be 100% of fair market value. The purchase price can be paid for in any of the forms of consideration listed in items (1) through (5) in "Stock Options" above, as are approved by the compensation committee at the time of grant. To date, VeriSign has not granted any restricted stock awards.

Stock Bonus Awards

   The compensation committee may grant stock bonus awards either in addition to or in tandem with, other Awards under the Equity Incentive Plan, under such terms, conditions and restrictions as the compensation committee may determine. To date, VeriSign has not granted any stock bonus awards.

Mergers, Consolidations and Change of Control

   In the event of the dissolution or liquidation of VeriSign or a "change in control" transaction, outstanding Awards may be assumed or substituted by the successor corporation, if any. If a successor corporation does not assume or substitute the Awards, they will expire upon the effectiveness of the transaction. Upon certain changes in control of VeriSign, the vesting schedule accelerates as to 50% of any shares that are then unvested for officers of VeriSign at the level of senior vice president and above and as to 100% of any shares that are then unvested for the President and Chief Executive Officer.
The compensation committee, in its discretion, may provide that the vesting of any or all Awards will accelerate prior to the effectiveness of the transaction.

Amendment of the Plan

   The Board of Directors may at any time amend or terminate the Equity Incentive Plan, including amendment of any form of award agreement or instrument to be executed pursuant to the Equity Incentive Plan. However, the Board of Directors may not amend the Equity Incentive Plan in any manner that requires stockholder approval pursuant to the Internal Revenue Code or the regulations promulgated thereunder, or the Exchange Act or Rule 16b-3, or its successor, promulgated thereunder.

Term of the Plan

   The Equity Incentive Plan will terminate in October 2007, unless sooner terminated in accordance with the terms of the Equity Incentive Plan.

Federal Income Tax Information

   The following is a general summary as of the date of this proxy statement of the federal income tax consequences to VeriSign and participants under the Equity Incentive Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Each participant has been, and is, encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the Equity Incentive Plan.

   Incentive Stock Options. A participant will not recognize income upon grant of an ISO and will not incur tax on its exercise, unless the participant is subject to the alternative minimum tax described below. If the participant holds the stock acquired upon exercise of an ISO, or ISO shares, for one year after the date the option was exercised and for two years after the date the option was granted, the participant generally will realize capital gain or loss, rather than ordinary income or loss, upon disposition of the ISO shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the ISO shares.

   If the participant disposes of ISO shares prior to the expiration of either required holding period, which is called a disqualifying disposition, then gain realized upon the disposition, up to the difference between the fair market value of the ISO shares on the date of exercise, or, if less, the amount realized on a sale of the shares, and the option exercise price, generally will be treated as ordinary income. Any additional gain will be capital gain; taxed at a rate that depends upon the amount of time the ISO shares were held by the participant.

   Alternative Minimum Tax. The difference between the fair market value of the ISO shares on the date of exercise and the exercise price is an adjustment to income for purposes of the alternative minimum tax, or AMT. The AMT, which is imposed to the extent it exceeds the taxpayer's regular tax, is 26% of an individual taxpayer's alternative minimum taxable income. The AMT rate increases to 28% in the case of alternative minimum taxable income in excess of $175,000. A maximum 20% AMT rate applies to the portion of alternative minimum taxable income that would otherwise be taxable as net capital gain. Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by certain tax preference items, including the difference between the fair market value of the ISO shares on the date of exercise and the exercise price, and reducing this amount by the applicable exemption amount. The exemption amount is $49,000 in the case of a joint return, subject to reduction under certain circumstances. If a disqualifying disposition of the ISO shares occurs in the same calendar year as an exercise of the ISO, there is no AMT adjustment with respect to those shares. Also upon a sale of ISO shares that is not a disqualifying disposition, alternative minimum taxable income is reduced in the year of sale by the excess of the tax basis for AMT purposes, over the tax basis for regular tax purposes, of the ISO stock. Special rules apply where all or a portion of the exercise price is paid by tendering shares of common stock.

   Nonqualified Stock Options. A participant will not recognize any taxable income at the time a NQSO is granted. However, upon exercise of a NQSO the participant will include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise and the participant's exercise price. The included amount will be treated as ordinary income by the participant and may be subject to income tax and FICA withholding by VeriSign, either by payment in cash or withholding out of the participant's salary. Upon resale of the shares by the participant, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss. Special rules apply where all, or a portion, of the exercise price is paid by tendering shares of common stock.

   Tax Treatment of VeriSign. VeriSign will be entitled to a deduction in connection with the exercise of a NQSO by a participant or the receipt of restricted stock or stock bonuses by a participant to the extent that the participant recognizes ordinary income. VeriSign will be entitled to a deduction in connection with the disposition of ISO shares only to the extent that the participant recognizes ordinary income on a disqualifying disposition of the ISO shares.

ERISA

   The Equity Incentive Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 (ERISA) and is not qualified under Section 401(a) of the Internal Revenue Code.

2001 Stock Incentive Plan

   In January 2001, the Board of Directors adopted the 2001 Stock Incentive Plan. The plan authorizes the award of options and restricted stock awards. Each of these is referred to as an Award. An aggregate of 15,000,000 shares of VeriSign's common stock has been reserved for issuance under the 2001 Stock Incentive Plan. On each January 1, the aggregate number of shares reserved and available for grant will be increased automatically by a number of shares equal to two percent (2%) of the total outstanding shares of VeriSign as of the immediately preceding December 31, provided that the Board of Directors may in its sole discretion reduce the amount of the increase in any particular year. If any option granted pursuant to the 2001 Stock Incentive Plan expires or terminates for any reason without being exercised in whole or in part, or any Award terminates without being issued, or any Award is forfeited or repurchased by VeriSign at the original purchase price, the shares released from such Award will again become available for grant and purchase under the 2001 Stock Incentive Plan. This number of shares is subject to proportional adjustment to reflect stock splits, stock dividends and other similar events.

   Employees, consultants, independent contractors and advisors of VeriSign or any parent or subsidiary of VeriSign are eligible to receive Awards under the plan. Awards granted to officers may not exceed in the aggregate forty percent (40%) of all shares that are reserved for grant under the plan. Awards granted as restricted stock to officers may not exceed in the aggregate forty percent (40%) of all shares that are granted as restricted stock.

New Plan Benefits

   No option grants have been made through March 31, 2002 under the 1998 Equity Incentive Plan out of the 10,000,000 additional shares reserved under the Equity Incentive Plan that stockholders are being asked to approve. The numbers of option grants to be made under the 1998 Equity Incentive Plan in 2002 to the individuals or groups of individuals listed in the table below, and the prices at which such grants will be made, are not determinable. The following table sets forth the option grants that were made during the year ended December 31, 2001 under the 1998 Equity Incentive Plan to:

  . the Named Executive Officers (see the "Summary Compensation Table" in this proxy statement);

  .  all current executive officers, as a group;

  .  all current directors who are not executive officers, as a group; and

  . all employees, including officers who are not executive officers, as a group.

                                                                             Weighted
                                                                             Average
                                                                             Exercise Number of
                             Name and Position                               Price(1) Shares(1)
                             -----------------                               -------- ---------
Stratton D. Sclavos.........................................................  $56.81    400,000
 President, Chief Executive Officer and Chairman of the Board

Dana L. Evan................................................................   34.25    130,000
 Executive Vice President of Finance and Administration and
   Chief Financial Officer..................................................

Quentin P. Gallivan.........................................................   34.24    125,000
 Executive Vice President of Worldwide Sales and Services

Robert J. Korzeniewski......................................................   34.24    125,000
 Executive Vice President, Corporate and Business Development

Anil H.P. Pereira...........................................................   34.28     85,000
 Executive Vice President and General Manager, Enterprise and
   Service Provider Division................................................

James P. Rutt(2)............................................................      --         --

All current executive officers as a group (10 persons)......................   44.53  1,214,250

All current directors who are not executive officers as a group (7 persons).      --         --

All employees, including officers who are not executive officers, as a group      --         --

--------
(1) The exercise price and number of options to be granted in the future under the 1998 Equity Incentive Plan is unknown, as the exercise price will be equal to fair market value on the date of grant, and option grants are made at the discretion of the compensation committee. An option granted in August 2001 to Stratton D. Sclavos to purchase 300,000 shares of VeriSign common stock will vest in sixteen equal quarterly installments starting on November 1, 2001. An option granted in May 2001 to Mr. Sclavos to purchase 100,000 shares vested as to 25,000 shares on October 2, 2001 and as to 75,000 shares will vest ratably thereafter over the next twelve quarters.

(2) James P. Rutt was employed by VeriSign until April 1, 2001.

   The Board of Directors Recommends a Vote "FOR" the Proposal to Amend the 1998 Equity Incentive Plan to (1) Increase the Number of Shares of Common Stock Authorized for Issuance under the Plan, (2) Increase the Annual Grant Limit Under the Plan and (3) Prohibit Repricings Under the Plan Without Stockholder Approval.

                                PROPOSAL NO. 3
               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

   VeriSign has selected KPMG LLP as its independent auditors to perform the audit of its financial statements for the year ending December 31, 2002, and the stockholders are being asked to ratify this selection. Representatives of KPMG LLP are expected to be present at the Meeting, will have the opportunity to make a statement at the Meeting if they desire to do so and are expected to be available to respond to appropriate questions.

   The Board of Directors Recommends a Vote "FOR" the Ratification of the Selection of KPMG LLP.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information with respect to the beneficial ownership of VeriSign's common stock as of February 28, 2002 by:

  . each person who is known by VeriSign to own beneficially more than 5% of VeriSign's common stock;

  .  each director of VeriSign;

  . each of the Named Executive Officers (see the "Summary Compensation Table" in this proxy statement); and

  .  all directors and executive officers of VeriSign as a group.

   The percentage ownership is based on 236,009,529 shares of common stock outstanding at February 28, 2002. Shares of common stock that are subject to options currently exercisable or exercisable within 60 days of February 28, 2002 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes following the table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

                                                              Shares
                                                        Beneficially Owned
                                                        -----------------
                  Name of Beneficial Owner                Number   Percent
                  ------------------------              ---------- -------
      Massachusetts Financial Services Company(1)...... 29,112,137  12.3%
      T. Rowe Price Associates, Inc.(2)................ 14,849,377   6.3%
      Putnam Investments, LLC(3)....................... 14,646,242   6.2%
      SAIC Venture Capital Corporation(4).............. 12,277,500   5.2%
      Stratton D. Sclavos(5)...........................  1,900,784     *
      Dana L. Evan(6)..................................    319,981     *
      Quentin P. Gallivan(7)...........................    285,197     *
      Kevin R. Compton (8).............................    216,464     *
      Robert J. Korzeniewski(9)........................    167,599     *
      Anil H.P. Pereira(10)............................     94,420     *
      Scott G. Kriens(11)..............................     88,594     *
      D. James Bidzos(12)..............................     70,938     *
      William L. Chenevich(13).........................     30,813     *
      David J. Cowan(14)...............................     30,342     *
      James P. Rutt(15)................................      7,337     *
      Gregory L. Reyes(16).............................      6,250     *
      Roger H. Moore...................................        983     *
      All executive officers and directors as a group
        (18 persons)(17)...............................  3,190,747   1.4%

--------
  * Less than 1% of VeriSign's common stock.

 (1) Based on a Schedule 13G filed by such person on February 14, 2002. Includes the sole power to vote of 28,291,631 shares and the sole power to direct the disposition of 29,112,137 shares. The address of Massachusetts Financial Services Company is 500 Boylston Street, Boston, Massachusetts 02116.

 (2) Based on a Schedule 13G filed by such person on February 13, 2002. Includes the sole power to vote of 2,336,600 shares and the sole power to direct the disposition of 14,849,377 shares. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

 (3) Based on a Schedule 13G filed by such person on February 15, 2002. Includes the shared power to direct the voting of 1,327,860 shares, and the shared power to direct the disposition of 14,646,242 shares by Putnam Investments, LLC; the shared power to direct the disposition of 12,636,356 shares by Putnam

    Investment Management, LLC; and the shared power to direct the voting of 1,327,860 shares, and the shared power to direct the disposition of 2,009,886 shares, by The Putnam Advisory Company, LLC. The address of Putnam Investments, LLC is One Post Office Square, Boston, Massachusetts 02109.

 (4) Based on a Schedule 13G filed by such person on February 12, 2002. Represents the shared power to vote and direct the disposition of 12,277,500 shares by Science Applications International Corporation and SAIC Venture Capital Corporation. The address of SAIC Venture Capital Corporation is 3993 Howard Hughes Parkway, Suite 570, Las Vegas,
     Nevada 89109.

 (5) Includes 85,600 shares held by Eladha Partners, LP under which Stratton D. Sclavos and his spouse, Jody Sclavos, are limited partners with an ownership interest of 98%. Includes 18,333 shares held by Sclavos Family Partners, LP under which Mr. Sclavos and Jody Sclavos are limited partners with an ownership interest of 50% and Mr. Sclavos' children, Nicholas L. Sclavos and Alexandra C. Sclavos, are limited partners with a 48% ownership interest. Includes 130,718 shares held by the Sclavos 1990 Revocable Trust under which Mr. Sclavos and Jody Sclavos are co-trustees. Includes 12,205 shares held by the Sclavos Family Foundation under which Mr. Sclavos is the beneficial owner. Also includes 1,476,630 shares subject to options held by Mr. Sclavos, and 153,125 shares subject to options held by Boutari Ventures, LLC, that are exercisable within 60 days of February 28, 2002. Mr. Sclavos and Jody Sclavos are co-managers of Boutari Ventures, LLC. Mr. Sclavos is President, Chief Executive Officer and Chairman of the Board of VeriSign.

 (6) Includes 20,242 shares held by TDC&R Investments LP under which Dana L. Evan and her spouse, Tom Evan, are 1% general partners and Ms. Evan's children, Christopher and Ryan, are limited partners with an ownership interest of 99%. Includes 62,302 shares held by the Evan 1991 Living Trust under which Ms. Evan and Tom Evan are co-trustees. Includes 236,841 shares subject to options held by Ms. Evan that are exercisable within 60 days of February 28, 2002. Ms. Evan is the Executive Vice President for Finance and Administration and Chief Financial Officer of VeriSign.

 (7) Includes 176,415 shares subject to options held by Quentin P. Gallivan that are exercisable within 60 days of February 28, 2002. Mr. Gallivan is Executive Vice President of Worldwide Sales and Services of VeriSign.

 (8) Includes 109,938 shares subject to options held by Kevin R. Compton that are exercisable within 60 days of February 28, 2002.

 (9) Includes 120,376 shares subject to options held by Robert J. Korzeniewski that are exercisable within 60 days of February 28, 2002. Mr. Korzeniewski is Executive Vice President, Corporate and Business Development of VeriSign.

(10) Includes 93,336 shares subject to options held by Anil H.P. Pereira that are exercisable within 60 days of February 28, 2002. Mr. Pereira is Executive Vice President and General Manager, Enterprise and Service Provider Division of VeriSign.

(11) Represents 80,000 shares held by the 1996 Kriens Trust under which Scott
     G. Kriens is a trustee. Includes 8,594 shares subject to options held by Mr. Kriens that are exercisable within 60 days of February 28, 2002.

(12) Includes 59,938 shares subject to options held by D. James Bidzos and 10,000 shares subject to options held by Kairdos, L.L.C. that are exercisable within 60 days of February 28, 2002. Mr. Bidzos is the General Manager of Kairdos, L.L.C. and disclaims beneficial ownership of holdings of Kairdos, L.L.C. except to the extent of his proportional interest therein.

(13) Includes 27,813 shares subject to options held by William L. Chenevich that are exercisable within 60 days of February 28, 2002.

(14) Includes 20,813 shares subject to options held by David J. Cowan that are exercisable within 60 days of February 28, 2002.

(15) James P. Rutt was employed by VeriSign until April 1, 2001. The beneficial ownership information for Mr. Rutt is provided as of March 31, 2001, the latest date for which VeriSign has information regarding Mr. Rutt's beneficial ownership of its shares.

(16) Includes 6,250 shares subject to options held by Gregory L. Reyes that are exercisable within 60 days of February 28, 2002.

(17) Includes the shares described in footnotes (5)-(16) and 423,105 shares beneficially held by five additional executive officers.

                            EXECUTIVE COMPENSATION

   The following table sets forth certain summary information concerning the compensation awarded to, earned by, or paid for services rendered to VeriSign in all capacities during 1999, 2000 and 2001 by VeriSign's Chief Executive Officer, the four most highly compensated executive officers, other than the Chief Executive Officer, who were serving as executive officers at the end of 2001, and one additional individual who would have been among the four most highly compensated executive officers but for the fact that the individual was not serving as an executive officer of VeriSign at the end of 2001. These officers are referred to together as the Named Executive Officers.

                          SUMMARY COMPENSATION TABLE

                                                                              Long-Term
                                                                             Compensation
                                                        Annual Compensation     Awards
                                                       --------------------- ------------
                                                                              Securities
                                                                              Underlying
          Name and Principal Position             Year Salary(1)(2)  Bonus    Options(3)
          ---------------------------             ---- ------------ -------- ------------
Stratton D. Sclavos.............................. 2001   $329,712   $150,000  1,325,000
  President, Chief Executive Officer and          2000    300,000    137,500    100,000
    Chairman of the Board                         1999    250,000     78,125    400,000

Quentin P. Gallivan.............................. 2001    294,797     61,776    125,000
  Executive Vice President of Worldwide           2000    300,000         --    175,000
    Sales and Services                            1999    150,000    150,000    300,000

Dana L. Evan..................................... 2001    260,951     86,179    130,000
  Executive Vice President of Finance and         2000    189,999     54,236    150,000
    Administration, Chief Financial Officer       1999    165,000     49,840    200,000

Robert J. Korzeniewski(4)........................ 2001    270,182     61,776    125,000
  Executive Vice President, Corporate and         2000    118,562    105,600    153,750
    Business Development

Anil H.P. Pereira................................ 2001    198,586     61,183     85,000
  Executive Vice President and General Manager,   2000    170,308     31,112    100,000
    Enterprise and Service Provider Division      1999    137,920     43,044    180,000

James P. Rutt(5)................................. 2001     96,154    350,000         --
  Former Chief Executive Officer of Network       2000    196,875         --         --
    Solutions, Inc.

--------
(1) In accordance with the rules of the Securities and Exchange Commission, the compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers which are available generally to all salaried employees of the Company, and certain perquisites and other personal benefits received by the Named Executive Officers which do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table.

(2) Includes, where applicable, amounts electively deferred by each Named Executive Officer under VeriSign's 401K Plan and amounts contributed to the VeriSign 1998 Employee Stock Purchase Plan.

(3) All options were granted under the 1998 Equity Incentive Plan, except with respect to an option to purchase 925,000 shares of VeriSign common stock that was granted to Stratton D. Sclavos under the 2001 Stock Incentive Plan. Options have a maximum term of seven years measured from the date of grant, subject to earlier termination in certain events related to termination of employment. These options generally vest at the rate of 25% of the shares subject to the option on the first anniversary of the date of the grant and thereafter with respect to 6.25% each quarter. Upon certain changes in control of VeriSign, the vesting schedule accelerates as to 50% of any shares that are then unvested for officers of VeriSign at the level of senior vice president and above and as to 100% of any shares that are then unvested for the President and Chief Executive Officer. An option granted in August 2001 to Mr. Sclavos to purchase 1,225,000 shares will vest in sixteen equal quarterly installments starting on November 1, 2001. An option granted in May 2001 to Mr. Sclavos to purchase 100,000 shares vested as to 25,000 shares on October 2, 2001 and as to 75,000 shares will vest ratably thereafter over the next twelve quarters.

(4) Robert J. Korzeniewski joined VeriSign on June 8, 2000 after the acquisition of Network Solutions, Inc.

(5) James P. Rutt was employed by VeriSign until April 1, 2001.

                       OPTION GRANTS IN FISCAL YEAR 2001

   The following table sets forth certain information regarding stock options granted to each of the Named Executive Officers during the year ended December 31, 2001.

                                                        Individual Grants(1)
-                                       ----------------------------------------------------
                                                                                             Potential Realizable Value at
                                        Number of                                               Assumed Annual Rates of
                                        Securities Percent of Total                          Stock Price Appreciation for
                                        Underlying  Options Granted    Exercise                     Option Terms(2)
                                         Options    to Employees in     Price     Expiration -----------------------------
                 Name                    Granted   Fiscal Year(%)(3) Per Share(4)    Date          5%            10%
                 ----                   ---------- ----------------- ------------ ----------  -----------    -----------
Stratton D. Sclavos....................   100,000        0.639%         $59.40     05/02/08  $ 2,418,177    $ 5,635,380
                                        1,225,000         7.83%          55.94     08/01/08   27,897,167     65,012,262
Dana L. Evan...........................    40,000        0.256%          34.44     03/15/08      560,789      1,306,877
                                           90,000        0.575%          34.16     09/06/08    1,251,590      2,916,736
Quentin P. Gallivan....................    35,000        0.224%          34.44     03/15/08      490,690      1,143,517
                                           90,000        0.575%          34.16     09/06/08    1,251,590      2,916,736
Robert J. Korzeniewski.................    35,000        0.224%          34.44     03/15/08      490,690      1,143,517
                                           90,000        0.575%          34.16     09/06/08    1,251,590      2,916,736
Anil H.P. Pereira......................    35,000        0.224%          34.44     03/15/08      490,690      1,143,517
                                           50,000        0.320%          34.16     09/06/08      695,328      1,620,409
James P. Rutt..........................        --           --              --           --           --             --

--------
(1) All options granted in 2001 were granted under VeriSign's 1998 Equity Incentive Plan, except with respect to an option to purchase 925,000 shares of VeriSign common stock that was granted to Stratton D. Sclavos under the 2001 Stock Incentive Plan. Options generally become exercisable with respect to 25% of the shares covered by the option on the first anniversary of the date of grant and with respect to an additional 6.25% of these shares each quarter thereafter. These options have a term of seven years. Upon certain changes in control of VeriSign, the vesting schedule accelerates as to 50% of any shares that are then unvested for officers of VeriSign at the level of senior vice president and above and as to 100% of any shares that are then unvested for the President and Chief Executive Officer. An option granted in August 2001 to Mr. Sclavos to purchase 1,225,000 shares will vest in sixteen equal quarterly installments starting on November 1, 2001. An option granted in May 2001 to Mr. Sclavos to purchase 100,000 shares vested as to 25,000 shares on October 2, 2001 and as to 75,000 shares will vest ratably thereafter over the next twelve quarters.

(2) Potential realizable values are net of exercise price but before taxes, and are based on the assumption that the common stock of VeriSign appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the seven-year term. These numbers are calculated based on Securities and Exchange Commission requirements and do not reflect VeriSign's projection or estimate of future stock price growth.

(3) VeriSign granted options to purchase 15,651,542 shares of common stock to employees during 2001.

(4) Options were granted at an exercise price equal to the fair market value per share of VeriSign common stock, as quoted on the Nasdaq National Market.

              AGGREGATE OPTION EXERCISES IN FISCAL YEAR 2001 AND
                         FISCAL YEAR-END OPTION VALUES

   The following table sets forth for each of the Named Executive Officers the shares acquired and the value realized on each exercise of stock options during the year ended December 31, 2001 and the year-end number and value of exercisable and unexercisable options.

                                                               Number of Securities      Value of Unexercised
                                         Shares               Underlying Unexercised     In-the-Money Options
                                        Acquired              Options at 12/31/01(1)        at 12/31/01(2)
                                           on      Value     ------------------------- -------------------------
                 Name                   Exercise  Realized   Exercisable Unexercisable Exercisable Unexercisable
                 ----                   -------- ----------- ----------- ------------- ----------- -------------
Stratton D. Sclavos.................... 195,375  $10,458,350  1,428,453    1,807,397   $27,989,710  $8,826,853
Quentin P. Gallivan.................... 209,584    9,287,660    117,977      424,687       961,009   1,970,131
Robert J. Korzeniewski................. 128,326    6,347,051     69,750      262,105            --     894,933
Dana L. Evan........................... 108,450    5,486,484    222,693      382,187     2,383,759   2,400,897
Anil H.P. Pereira......................  62,800    2,393,598     57,085      216,250       325,508   1,044,367
James P. Rutt.......................... 716,687   18,607,144         --           --            --          --

--------
(1) Except for options shown for James P. Rutt and Robert J. Korzeniewski, all options exercised and shown in this table were granted under VeriSign's 1995 Stock Option Plan, 1997 Stock Option Plan, 1998 Equity Incentive Plan and 2001 Stock Incentive Plan, and are subject to vesting as described in footnote (1) to the option grant table above. Mr. Rutt's options and 106,855 of Mr. Korzeniewski's outstanding options were granted under the Network Solutions 1996 Stock Incentive Plan. Those options become exercisable with respect to 30% of the shares covered by the option on the first anniversary of the date of grant and with respect to an additional 30%, 20% and 20% of these shares on the second, third and fourth anniversaries of the date of the grant thereafter. The options granted under the Network Solutions 1996 Stock Incentive Plan have a term of five years.

(2) Based on a value of $38.04, the closing price per share of VeriSign's common stock on The Nasdaq National Market on December 31, 2001, net of the option exercise price.

               COMPENSATION ARRANGEMENTS WITH EXECUTIVE OFFICERS

   Under the 1995 Stock Option Plan, Dana L. Evan was granted two options to purchase an aggregate of 680,000 shares of common stock, at exercise prices of $0.1875 and $1.50, respectively. Each of these options is subject to the standard four-year vesting schedule under the 1995 Stock Option Plan or, in certain circumstances, is immediately exercisable, subject to VeriSign's right to repurchase shares subject to such options, which repurchase right lapses on a schedule similar to the vesting schedule for options granted under the 1995 Stock Option Plan. As of December 31, 2001, all of these options had vested.

   Under Item 402(a)(9) of Regulation S-K promulgated by the Securities and Exchange Commission, or SEC, neither the "Report of the Compensation Committee" nor the material under the caption "Stock Price Performance Graph" shall be deemed to be filed with the SEC for purposes of the Securities Exchange Act of 1934, as amended, nor shall the report or the graph be deemed to be incorporated by reference in any past or future filing by the Company under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended.

                     REPORT OF THE COMPENSATION COMMITTEE

   The compensation committee of the Board of Directors administers VeriSign's executive compensation program. The current members of the compensation committee are D. James Bidzos, David J. Cowan and Gregory L. Reyes. Each of these persons is a non-employee director within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code. None of Mr. Bidzos, Mr. Cowan or Mr. Reyes has any interlocking relationships as defined by the SEC.

General Compensation Philosophy

   The role of the compensation committee is to set the salaries and other compensation of the executive officers and certain other key employees of VeriSign, and to make grants under, and to administer, the stock option and other employee equity and bonus plans. VeriSign's compensation philosophy for executive officers is to relate compensation to corporate performance and increases in stockholder value, while providing a total compensation package that is competitive and enables VeriSign to attract, motivate, reward and retain key executives and employees. Accordingly, each executive officer's compensation package may, in one or more years, be comprised of the following three elements:

  . base salary that is designed primarily to be competitive with base salary levels in effect at high technology companies in the Silicon Valley that are of comparable size to VeriSign and with which VeriSign competes for executive personnel;

  . annual variable performance awards, such as bonuses, payable in cash and tied to the achievement of performance goals, financial or otherwise, established by the compensation committee; and

  . long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and VeriSign's stockholders.

Executive Compensation

   Base Salary. Salaries for executive officers for 2001 were generally determined on an individual basis by evaluating each executive's scope of responsibility, performance, prior experience and salary history, as well as the salaries for similar positions at comparable companies. In addition, VeriSign's Human Resources Department provided information to the compensation committee regarding salary range guidelines for specific positions.

   Base salary is adjusted each year to take into account the executive officer's performance and to maintain a competitive salary structure. The compensation committee conducts reviews of executive compensation practices on an annual basis and may change each executive officer's salary based on the individual's contributions and responsibilities over the prior twelve months and any change in median comparable company pay levels. The compensation committee believes that, on the basis of its knowledge of executive compensation in the industry, that VeriSign's salary levels for the executive officers are reasonable and necessary given the competition for executive talent in the industry and VeriSign's financial resources.

   Bonus Plan. VeriSign has established a broad based bonus plan. Certain employees, including executive officers, are eligible to participate in this plan. Target bonuses are established based on a percentage of base salary and become payable upon the achievement of specified total company financial goals and personal and team objectives. The compensation committee administers this plan with regard to Mr. Sclavos. The executive management team administers the plan for all other employees.

   Bonus payments are based on the company's actual performance in achieving financial, product delivery and customer satisfaction targets as compared to planned results for these criteria. The financial target is based on VeriSign's earnings per share, revenue, and success in managing corporate expenses to plan. The product delivery target is based on VeriSign's ability to meet product deadlines, ensure product quality, and generally execute against its overall product roadmap in a timely fashion. The customer satisfaction target is measured by customer loyalty (i.e., the percentage of customers who respond positively to the possibility that they will renew VeriSign services and/or recommend our services to others) and customer satisfaction (i.e., the overall rating of customer satisfaction for VeriSign products, services, and attention to the customer). All targets and related objectives are defined and measured on a quarterly basis, with a final annual measurement; all measurements are made at the consolidated corporate level.

   Long-Term Incentive Awards. The compensation committee believes that equity-based compensation in the form of stock options links the interests of executive officers with the long-term interests of VeriSign's stockholders and encourages executive officers to remain in VeriSign's employ. Stock options generally have value for executive officers only if the price of VeriSign's stock increases above the fair market value on the grant date and the officer remains in VeriSign's employ for the period required for the shares to vest.

   VeriSign grants stock options in accordance with the Equity Incentive Plan and 2001 Stock Incentive Plan. In 2001, stock options were granted to executive officers to aid in the retention of executive officers and to align their interests with those of the stockholders. Stock options typically have been granted to executive officers when the executive first joins VeriSign, in connection with a significant change in responsibilities and, occasionally, to achieve equity within a peer group. The compensation committee may, however, grant additional stock options to executive officers for other reasons. The number of shares subject to each stock option granted is within the discretion of the compensation committee and is based on anticipated future contribution and ability to impact VeriSign's results, past performance or consistency within the executive officer's peer group. In 2001, the compensation committee considered these factors, as well as the number of unvested option shares held by the executive officer as of the date of grant. At the discretion of the compensation committee, executive officers may also be granted stock options to provide greater incentives to continue their employment with VeriSign and to strive to increase the value of VeriSign's common stock. The stock options generally become exercisable over a four-year period and are granted at a price that is equal to the fair market value of VeriSign's common stock on the date of grant.

Chief Executive Officer Compensation

   Mr. Sclavos' base salary, target bonus, bonus paid and long-term incentive awards for 2001 were determined by the compensation committee in a manner consistent with the factors described above for all executive officers. Mr. Sclavos' base salary for 2001 was set at the annual rate of $375,000; he was eligible for a bonus of up to $375,000. Mr. Sclavos' bonus was paid in accordance with VeriSign's regular bonus plan and was based on VeriSign's actual performance in 2001 in achieving financial, product delivery and customer satisfaction targets as compared to planned results for these criteria. The compensation committee also considered Mr. Sclavos' achievement of his individual objectives. An important aspect of VeriSign's continued success was, and will continue to be, Mr. Sclavos' leadership in developing and articulating the long-term strategic direction of VeriSign, as well as his continued attention to the development of the appropriate senior management team to support and execute that strategy. Finally, in considering competitive compensation practices with respect to Mr. Sclavos' total compensation, the compensation committee paid particular attention to the compensation practices of competitor companies and sought to assure that Mr. Sclavos' total compensation was appropriate relative to the total compensation paid to the chief executive officers at similarly situated companies.

Internal Revenue Code Section 162(m) Limitation

   Section 162(m) of the Internal Revenue Code limits the tax deduction to $1.0 million for compensation paid to certain executives of public companies. Having considered the requirements of Section 162(m), the compensation committee believes that grants made pursuant to the Equity Incentive Plan meet the requirements that such grants be "performance based" and are, therefore, exempt from the limitations on deductibility. Historically, the combined salary and bonus of each executive officer has been below the $1.0 million limit. The compensation committee's present intention is to comply with Section 162(m) unless the compensation committee feels that required changes would not be in the best interest of VeriSign or its stockholders.

                                      This report is submitted by the
                                        Compensation Committee.

                                      D. James Bidzos
                                      David J. Cowan
                                      Gregory L. Reyes

                         STOCK PRICE PERFORMANCE GRAPH

   The following graph compares the cumulative total stockholder return on VeriSign's common stock, the Nasdaq Composite Index, and the JPMorgan H&Q Internet Index. The graph assumes that $100 was invested in VeriSign's common stock, the Nasdaq Composite Index and the JPMorgan H&Q Internet Index on January 30, 1998, the date of VeriSign's initial public offering, and calculates the return quarterly through December 31, 2001. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

                                    [CHART]

DATES          VeriSign,     JPMorgan H&Q       Nasdaq Stock Market - U.S.
                Inc.          Technology
 Jan-98           100.00          100.00                  100.00
 Feb-98           204.47          111.89                  109.40
 Mar-98           314.29          113.79                  113.44
 Apr-98           274.11          118.21                  115.36
 May-98           228.13          109.59                  108.95
 Jun-98           266.97          116.49                  116.56
 Jul-98           221.43          115.02                  115.19
 Aug-98           202.68           90.46                   92.35
 Sep-98           194.64          103.55                  105.17
 Oct-98           219.20          112.28                  109.79
 Nov-98           286.61          125.63                  120.95
 Dec-98           422.32          146.17                  136.66
 Jan-99           680.36          166.17                  156.49
 Feb-99           700.00          147.75                  142.48
 Mar-99          1100.00          159.19                  153.26
 Apr-99           821.43          165.20                  158.19
 May-99           846.43          167.47                  153.81
 Jun-99          1232.14          188.54                  167.64
 Jul-99          1058.93          185.96                  164.62
 Aug-99          1547.32          195.01                  171.58
 Sep-99          1521.43          199.46                  171.82
 Oct-99          1764.29          220.39                  185.59
 Nov-99          2654.47          257.62                  208.17
 Dec-99          5446.43          326.45                  253.96
 Jan-00          4610.71          312.32                  244.58
 Feb-00          7228.57          399.20                  291.11
 Mar-00          4271.43          368.25                  285.10
 Apr-00          3982.14          328.50                  239.80
 May-00          3867.86          288.82                  210.87
 Jun-00          5042.86          330.77                  247.90
 Jul-00          4533.93          309.61                  234.46
 Aug-00          5682.14          364.18                  262.18
 Sep-00          5787.50          324.75                  228.12
 Oct-00          3771.43          295.19                  209.38
 Nov-00          2476.79          211.31                  161.32
 Dec-00          2119.64          211.04                  152.75
 Jan-01          2100.00          241.32                  171.28
 Feb-01          1362.50          172.36                  132.60
 Mar-01          1012.50          147.58                  114.02
 Apr-01          1465.14          175.85                  131.03
 May-01          1614.29          166.68                  130.87
 Jun-01          1714.57          164.51                  134.39
 Jul-01          1560.29          154.01                  125.84
 Aug-01          1172.86          137.01                  112.13
 Sep-01          1197.14          107.75                   93.24
 Oct-01          1106.00          123.49                  105.20
 Nov-01          1067.43          143.64                  120.17
 Dec-01          1086.86          145.87                  121.21





                         REPORT OF THE AUDIT COMMITTEE

   The following is the report of the audit committee with respect to VeriSign's audited financial statements for the fiscal year end December 31, 2001. The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that VeriSign specifically incorporates by reference in such filing.

   The audit committee of the Board of Directors is composed of three non-management directors who meet the independence and experience requirements of Nasdaq. The audit committee operates under a written charter adopted by the Board of Directors. The members of the audit committee are Mr. Compton (Chairman), Mr. Chenevich and Mr. Kriens.

   Management is responsible for the preparation, presentation and integrity of VeriSign's financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors, KPMG LLP, are responsible for performing an independent audit of VeriSign's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. The audit committee's responsibilities include the monitoring and oversight of these processes.

   During 2001, at each of its meetings, the audit committee met with the senior members of VeriSign's financial management team and our independent auditors. The audit committee had private sessions at which candid discussions of financial management, accounting and internal control issues took place.

   The audit committee recommended to the Board of Directors that KPMG LLP be engaged as VeriSign's independent auditors and reviewed with VeriSign's financial managers and the independent auditors overall audit scopes and plans, the results of the audit, evaluations by the auditors of VeriSign's internal controls and quality of VeriSign's financial reporting.

   Management has reviewed with the audit committee the audited financial statements contained in VeriSign's Annual Report on Form 10-K for the year ended December 31, 2001. This review included a discussion of the accounting principals, reasonableness of significant judgments, and clarity of disclosures in the financial statements. Management represented to the audit committee that VeriSign's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent auditors.

   The audit committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees." The audit committee also discussed with the auditors their annual written disclosures on their independence from VeriSign and its management, as required by Independent Standards Board Standard No. 1, "Independence Discussions with Audit Committees." The audit committee has also considered whether the non-audit services provided by KPMG LLP to VeriSign during 2001 is compatible with maintaining the auditors' independence.

   Based upon the audit committee's discussions with management and the independent auditors and the audit committee's review of the representations of management, and the report of the independent auditors to the audit committee, the audit committee recommended that the Board of Directors include the audited consolidated financial statements in VeriSign's Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission.

                                          This report is submitted by the Audit
                                            Committee.

                                          Kevin R. Compton (Chairman)
                                          William L. Chenevich
                                          Scott G. Kriens

                           AUDIT AND NON-AUDIT FEES

   The following table presents fees for professional services rendered by KPMG LLP for the audit of VeriSign's annual consolidated financial statements for the year ended December 31, 2001, and fees billed for other services provided by KPMG LLP.

     Audit fees, excluding audit related........................ $  650,000
     Financial information systems design and implementation....         --
     All other fees:
        Audit related fees(1)...................................    590,000
        Tax compliance services.................................    623,000
        Other non-audit services(2).............................    285,000
                                                                 ----------
            Total all other fees................................  1,498,000
                                                                 ----------
            Total fees.......................................... $2,148,000
                                                                 ==========

--------
(1) Audit related fees consisted principally of service auditors' reports ($395,000), statutory audits of foreign subsidiaries ($110,000), and accounting advice, issuance of letters to underwriters, review of registration statements and issuances of consents ($85,000).

(2) Other non-audit services consisted of international tax structuring services ($199,000) and acquisition due diligence services ($86,000).

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Since January 1, 2001, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which VeriSign or any of its subsidiaries was or is to be a party in which the amount involved exceeded or will exceed $60,000 and in which any director, executive officer or holder of more than 5% of the common stock of VeriSign or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than (1) the compensation agreements, which are described where required in "Executive Compensation," and (2) the transactions described below.

   Executive Relocation Loans. In March 2001, VeriSign loaned $2,000,000 to James M. Ulam, Senior Vice President and General Counsel of VeriSign, in connection with his relocation from Virginia to California. This loan, which is secured by Mr. Ulam's principal residence, accrues interest at a rate of 0% per annum. The principal amount of the loan is forgivable in installments and will be forgiven in full on October 1, 2004 as long as Mr. Ulam remains employed with VeriSign. $250,000 of the principal amount of the loan was forgiven on October 1, 2001.

   In April 2001, VeriSign loaned $150,000 to William P. Fasig, Senior Vice President Corporate Marketing Services of VeriSign, in connection with his relocation from Texas to California. This loan, which is secured by Mr. Fasig's principal residence, accrues interest at a rate of 0% per annum. The principal amount of the loan is forgivable in installments and will be forgiven in full on April 12, 2004 as long as Mr. Fasig remains employed with VeriSign.

   Severance Payments Related to Illuminet Holdings, Inc. Acquisition. In December 2001, VeriSign and Roger Moore, President and Chief Executive Officer of Illuminet Holdings, Inc. entered into a severance agreement pursuant to which VeriSign agreed to make certain payments to Mr. Moore in connection with the termination of his employment with Illuminet. The total amount payable under the severance agreement is approximately $900,000 in the aggregate. Mr. Moore is a member of the Board of Directors of VeriSign.

   All future transactions between VeriSign and its officers, directors and principal shareholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors of the Board of Directors, and will be on terms no less favorable to VeriSign than could be obtained from unaffiliated third parties.

       STOCKHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING OF STOCKHOLDERS

   VeriSign's bylaws establish an advance notice procedure for stockholder proposals not included in VeriSign's proxy statement, to be brought before an annual meeting of stockholders. In general, nominations for the election of directors may be made by:

  .  VeriSign's Board of Directors;

  .  any nominating committee appointed by VeriSign's Board of Directors; or

  . any stockholder entitled to vote who has delivered written notice to the Secretary of VeriSign sixty (60) days or no more than ninety (90) days in advance of May 21, 2003, which notice must contain specified information concerning the nominees and concerning the stockholder proposing the nominations.

   The only business that will be conducted at an annual meeting of VeriSign stockholders is business that is brought before the meeting by or at the direction of the chairman of the meeting or by any stockholder entitled to vote who has delivered timely written notice to the Secretary of VeriSign sixty (60) days or no more than ninety (90) days prior to the first anniversary of this year's annual meeting. In the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the ninetieth (90th) day prior to the annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to the annual meeting or the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by VeriSign. The stockholder's notice must contain specified information concerning the matters to be brought before the meeting and concerning the stockholder proposing those matters. If a stockholder who has notified VeriSign of his intention to present a proposal at an annual meeting does not appear or send a qualified representative to present his proposal at the meeting, VeriSign need not present the proposal for a vote at the meeting. A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the Secretary of VeriSign. All notices of proposals by stockholders, whether or not included in VeriSign's proxy materials, should be sent to the Secretary of VeriSign at its principal executive offices.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16 of the Securities Exchange Act of 1934, as amended, requires VeriSign's directors and officers, and persons who own more than 10% of VeriSign's common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission, or SEC, and the Nasdaq Stock Market. These persons are required by SEC regulations to furnish VeriSign with copies of all Section 16(a) forms that they file.

   Based solely on its review of the copy of the forms furnished to VeriSign and written representations from the executive officers and directors, VeriSign believes that one delinquent filing was made by Quentin P. Gallivan. It appears that Mr. Gallivan inadvertently did not report two open market sales of an aggregate of 50,000 shares in November 2001 on a Form 4 for that month. The sales were reported on a Form 5, filed on February 14, 2002. In addition, it appears that David J. Cowan inadvertently did not report the acquisition of 465 shares of VeriSign common stock acquired in connection with VeriSign's acquisition of all of the outstanding shares of Illuminet Holdings, Inc. in December 2001 on a Form 4 for that month. The acquisition was reported on a Form 4, filed in February 2002.

                                OTHER BUSINESS

   The Board of Directors does not presently intend to bring any other business before the Meeting, and, so far as is known to the Board of Directors, no matters are to be brought before the Meeting except as specified in the Notice of the Meeting. As to any business that may properly come before the Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

   Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope so that your shares may be represented at the meeting.

                          COMMUNICATING WITH VERISIGN

   We have from time-to-time received calls from stockholders inquiring about the available means of communication with VeriSign. We thought that it would be helpful to describe these arrangements which are available for your use.

  . If you would like to receive information about VeriSign, you may use one of these convenient methods:

      1. To have information such as our latest Quarterly Earnings Release, Annual Report on Form 10-K or Form 10-Q mailed to you, please call our Investor Relations Department at (866) 447-8776 (4IR-VRSN).

      2. To view VeriSign's home page on the Internet, use VeriSign's Internet address: www.verisign.com. VeriSign's home page gives you access to product, marketing and financial data, and an on-line version of this proxy statement, VeriSign's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission and job listings. Internet access to this information has the advantage of providing you with up-to-date information about us throughout the year.

  . If you would like to write to us, please send your correspondence to the following address:

     VeriSign, Inc.
     Attention: Investor Relations
     487 East Middlefield Road
     Mountain View, CA 94043-4047

  . If you would like to inquire about stock transfer requirements, lost certificates and change of stockholder address, please call our transfer agent, Mellon Investor Services LLC at (800) 356-2017. Foreign stockholders please call (201) 329-8660. You may also visit their web site at www.melloninvestor.com for step-by-step transfer instructions.

   Of course, as a stockholder, you will continue to receive the Annual Report on Form 10-K and proxy statement by mail.

                                 VeriSign, Inc.

                            487 East Middlefield Road

                      Mountain View, California 94043-4047

                                   ----------

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Stratton D. Sclavos and Dana L. Evan, as proxies, each with full powers of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of Common Stock, $0.001 par value, of VeriSign, Inc. (the "Company") held of record by the undersigned on March 22, 2002, at the 2002 Annual Meeting of Stockholders of the Company (the "Meeting") to be held on May 21, 2002, and at any continuations or adjournments thereof.

     This Proxy, when properly executed and returned in a timely manner, will be voted at the Meeting and any continuations or adjournments thereof in the manner described herein. If no contrary indication is made, the proxy will be voted FOR the Board of Director nominees, FOR Proposal 2 and FOR Proposal 3 and in accordance with the judgment of the persons named as proxies herein on any other matters that may properly come before the Meeting.

               PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
                     PROMPTLY USING THE ENCLOSED ENVELOPE.

             CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE.

                                                                SEE REVERSE SIDE

--------------------------------------------------------------------------------

                                                                 [X] Please mark
                                                         your votes as indicated
                                                                 in this example

The Board of Directors unanimously recommends that you vote FOR the Board of Director nominees and FOR Proposals 2 and 3.

1. Election of Directors

[ ] FOR all nominees listed below (except as marked to the contrary).

[ ] WITHHOLD AUTHORITY to vote for all nominees listed below.

Nominees: Scott G. Kriens and  Stratton D. Sclavos

To withhold authority to vote for any individual nominee, strike a line through that nominee's name.

2. Proposal to approve Amendments to the 1998 Equity Incentive Plan to         FOR     AGAINST       ABSTAIN
   increase the number of shares issuable thereunder by an aggregate of
   10,000,000, increase the annual grant limit thereunder, and prohibit        [ ]       [ ]           [ ]
   repricing of options without stockholder approval.

3. Proposal to ratify the appointment of KPMG LLP as independent auditors      FOR     AGAINST       ABSTAIN
   for the year ending December 31, 2002                                       [ ]       [ ]           [ ]

In accordance with their judgment, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting or any continuations on adjournments thereof.

This Proxy must be signed exactly as your name appears hereon. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signer is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND RETURN IT PRIOR TO THE MEETING IN THE ENCLOSED ENVELOPE.

Signature:                                        Date:                    ,2002
          ---------------------------------------      --------------------

Signature:                                        Date:                    ,2002
          ---------------------------------------      --------------------


                                 (Reverse Side)